As filed with the Securities and Exchange Commission on June 29, 2015

Registration No. 333-186988

Registration No. 333-183172

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-186988

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-183172

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRYS ENERGY GROUP, INC.

(Exact name of Registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	39-1775292 (I.R.S. Employer Identification No.)

231 West Michigan Street

Milwaukee, Wisconsin 53201

(414) 221-2345

(Address of principal executive offices)

Susan H. Martin
Integrys Holding, Inc.
231 West Michigan Street
Milwaukee, Wisconsin 53201
(414) 221-2345

(Name and address, telephone number, including area code, of agent for service)

With copy to:

Rodd M. Schreiber

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Dr.

Chicago, Illinois 60606

(312) 407-0700

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Integrys Holding, Inc., a Wisconsin corporation (the “Successor”), as successor by merger to Integrys Energy Group, Inc., a Wisconsin corporation (the “Company”), is filing these post-effective amendments related to the following Registration Statements of the Company on Form S-3 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

1.              Automatic Shelf Registration Statement 333-186988, registering 3,898,156 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) issuable under the Company’s Stock Investment Plan, which was filed with the SEC on March 1, 2013.

2.              Automatic Shelf Registration Statement 333-183172, registering an indeterminate principal amount of the Company’s debt securities, shares of Common Stock, stock purchase contracts, stock purchase units, warrants to purchase common stock, warrants to purchase debt securities, trust preferred securities of certain trusts and guarantees, which was filed with the SEC on August 9, 2012.

On June 29, 2015, pursuant to that certain Agreement and Plan of Merger, dated as of June 22, 2014 (the “Merger Agreement”), by and among the Company, the Successor, WEC Acquisition Corp., a Wisconsin corporation (“Initial Merger Sub”), and WEC Energy Group, Inc. (f/k/a Wisconsin Energy Corporation), a Wisconsin corporation and the sole stockholder of the Successor (“Parent”), (i) Initial Merger Sub merged with and into the Company (the “Initial Merger”), with the Company surviving the Initial Merger as a wholly owned subsidiary of Parent, and (ii) immediately after the effective time of the Initial Merger, the Company merged with and into the Successor (the “Subsequent Merger”), with the Successor surviving the Subsequent Merger as a wholly owned subsidiary of Parent.  As a result of the transactions contemplated by the Merger Agreement, the Successor has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, the Successor hereby terminates the effectiveness of the Registration Statements and, by means of the post-effective amendments, removes from registration any and all securities of the Company that had been registered for issuance but remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on June 29, 2015.

INTEGRYS HOLDING, INC.
(as successor by merger to Integrys Energy Group, Inc.)

By:	/s/ Scott J. Lauber
Scott J. Lauber
Vice President and Treasurer